EXHIBIT A                  STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made as of July 17, 1998, between International Home Security Investments Limited, a British Virgin Islands corporation ("Seller") the sole stockholder of Integrated International Home Security Limited, a British Virgin Islands corporation (the "Company"), and Home Security International, Inc., a Delaware corporation ("Purchaser").

                                   RECITALS

     A. Seller owns all of the outstanding shares of capital stock ("Shares") of the Company. The Company is the holder of 781,666 shares of capital stock (each a "Ness Share") of Ness Security Products Pty Ltd., an entity incorporated under the laws of Australia ("Ness").

     B. Purchaser desires to purchase all the outstanding Shares from Seller and Seller desires to sell such Shares to Purchaser, on the terms and subject to the conditions contained herein.

                                  AGREEMENTS

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

          Purchase and Sale of Shares; Closing and Manner of Payment

     1.1 Agreement to Purchase and Sell Shares. On the terms and subject to the conditions contained in this Agreement, Purchaser shall purchase from Seller, and seller shall sell to Purchaser, all of the outstanding Shares, free and clear of all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, encumbrances, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise (collectively, "Claims").

     1.2 Purchase Price. The aggregate purchase price of the Shares shall be equal to twenty five million four hundred thousand Australian Dollars (Aus. $25,400,000) (the "Purchase Price"). The Purchase Price shall be equal to the sum of (i) eleven million one hundred eighty two thousand dollars (U.S. $11,182,000) payable at the Closing (the "Cash Portion"); (ii) 400,000 shares of common stock ("HSI Common Stock"), U.S. $.001 par value per share of the Purchaser, to be issued to Seller at the Closing, including any legends restricting the transfer of such shares under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Share Portion"); and (iii) a warrant to purchase 360,000 shares of HSI Common Stock (the "Warrant") substantially in the form attached hereto as Exhibit A, with such changes thereto as may be agreed to by Seller and Purchaser. The shares to be issued to Seller to satisfy the Share Portion, and the shares underlying the Warrant have not been registered under

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the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, can not be resold unless they are registered under the Securities Act or unless an exemption from registration is available.

     1.3 Manner of Payment of Purchase Price. The Purchase Price shall be paid or satisfied at the Closing (as herein defined) as follows: (i) the Cash Portion shall be paid by Purchaser's delivery of (A) one hundred twenty six thousand dollars (U.S. $126,000) ("Deposit") which shall be delivered by Purchaser to Seller contemporaneous with the signing of this Agreement and shall be credited against the Purchase Price; and (B) eleven million fifty six thousand dollars (U.S. $11,056,000) by wire transfer of immediately available funds per the wire transfer instructions attached hereto as Exhibit B; (ii) the Share Portion shall be paid by Purchaser's delivery of a certificate representing 400,000 shares of HSI Common Stock to the escrow agent (the "Escrow Agent"), as identified in the escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit C, with such changes thereto as may be agreed to by the parties hereto, to be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement; and (iii) Purchaser's delivery of the Warrant. In the event that the transactions contemplated by this Agreement are not consummated and there is no Closing, the Seller shall be entitled to keep the Deposit.

     1.4 Appointment to Board of Directors. Subject to the approval of the Board of Directors of Purchaser, which shall not be unreasonably withheld or delayed, Purchaser will cause Paul Brown or his nominee to be elected to the Board of Directors of Purchaser on the Closing Date, or as soon as practicable thereafter. Purchaser agrees to use commercially reasonable efforts to cause Paul Brown or his nominee to be re-elected to the Board of Directors of Purchaser until the earlier to occur of (i) the fifth anniversary of the Closing Date or (ii) the date on which Paul Brown ceases to beneficially own (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) a number of shares (including shares underlying the Warrant) equal to at least five percent (5.0%) of the outstanding HSI Common Stock.

     1.5 Closing Deliveries. At the Closing, Seller shall deliver to Purchaser
(i) certificates evidencing the Shares (together with all rights then or thereafter attaching thereto) duly endorsed in blank, or accompanied by valid stock powers duly executed in blank, in proper form for transfer; and (ii) certificates evidencing the Ness Shares. The parties shall also deliver such other documents (including incumbency certificates, good standing certificates, lien searches, corporate resolutions and resignations) as are reasonably required under Australian, British Virgin Islands, U.S. laws, or the laws of any other relevant jurisdiction, in order to effectuate the consummation of the transaction contemplated hereby. Additionally, each party shall deliver all documents referenced on the closing checklist (the "Closing Checklist"), substantially in the form attached hereto as Exhibit D, with such changes thereto as may be reasonably agreed to by the parties hereto, to the other party; and Purchaser shall deliver to Seller


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the Purchase Price in the manner described in Section 1.3 above. All documents to be delivered by a party shall be in form and substance reasonably satisfactory to the other party.

     1.6 Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at the offices of D'Ancona & Pflaum, 30 N. LaSalle, Suite 2900, Chicago, Illinois, 60602, as soon as practicable after the conditions set forth in Section 4.2 (f) are satisfied ( assuming all other conditions set forth in Article IV are met), or on such later date that the conditions of Closing set forth in Article IV hereof are satisfied or waived (subject to Section 7.1 (b)), or on such other date, or at such other place, as shall be agreed upon by Seller and Purchaser. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to be effective as of 12:01 a.m., prevailing time at the place of Closing on the Closing Date.

                                   ARTICLE II

                         Representations and Warranties
                         ------------------------------

     2.1 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

     (a) Purchaser is a corporation duly organized, existing and in good standing, under the laws of the state of Delaware.

     (b) Purchaser has full corporate power and authority to enter into and perform this Agreement. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized and approved by all requisite corporate action. The approval of its shareholders is not required in order to execute this Agreement, or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by a duly authorized officer of Purchaser.

     (c) No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body of the United States or any state or political subdivision thereof is required for or in connection with the consummation by Purchaser of the transaction contemplated hereby.

     (d) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of its Certificate of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

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     (e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

     (f) The authorized capital stock of Purchaser consists of (i) 20,000,000 shares of HSI Common Stock, of which 5,150,500 are issued and outstanding, as of the date hereof; and (ii) 1,000,000 shares of preferred stock, $.001 par value per share, of which none are issued and outstanding, as of the date hereof. There are no shares of capital stock of Purchaser of any other class authorized, issued or outstanding. All of the issued and outstanding shares of HSI Common Stock have been validly issued, are fully paid and nonassessable.

     (g) The issuance and delivery of the Share Portion and the Warrant have been duly and validly authorized by all necessary corporate action. The Share Portion and the shares to be issued in connection with the exercise of the Warrant, when issued in accordance with the terms of this Agreement or the Warrant, as the case may be, will be validly issued, fully paid and non-assessable. Purchaser has reserved and will continue to reserve until the Warrant is exercised or expires in accordance with its terms, the number of shares of HSI Common Stock issuable upon exercise of the Warrant.

     (h) Purchaser has provided Seller with the opportunity to review each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) filed by Purchaser with the Securities and Exchange Commission (the "SEC") since its initial public offering in July 1997, which reports constitute all of the documents required to be filed by Purchaser with the SEC since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "HSI Reports"). As of their respective dates, the HSI Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (i) Purchaser has provided Seller with the opportunity to review the registration statement on Form S-1 (the "Registration Statement") prepared by Purchaser in connection with this transaction. Such Registration Statement (a) complies as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder; and (b) as of the date on which it is filed with the SEC and as of the date it is declared effective by the SEC will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.


                                       4
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     (j) The audited consolidated financial statements of Purchaser included in its annual report on Form 10-K and the unaudited statements of Purchaser included in its quarterly reports on Form 10-Q referred to in Section 2.2(h), present fairly, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Purchaser as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any interim financial statements).

     2.2 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that, except as set forth in the schedule to be delivered by Seller to Purchaser pursuant to Section 4.2 hereof and identified as the "Disclosure Schedule":

     (a) (i) (A) The Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands; and (B) Ness and each of its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization. (ii) Each of the Company and Ness has full corporate power and authority to carry on its business as such business is now being conducted.
(iii) Except for the Foreign Investment Review Board approval, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body of Australia or the British Virgin Islands or any state or political subdivision thereof is required for or in connection with the consummation by Seller of the transaction contemplated hereby. (iv) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company's or Ness' respective Memorandum and Articles of Association or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Ness, the Company or Seller is a party or by which Ness, the Company or Seller is bound; and (v) True and complete copies of the Memorandum and Articles of Association and all amendments thereto, the by-laws as amended and currently in force, all stock records, and all corporate minute books and records of each of Ness and the Company, have been furnished for inspection by Purchaser. Said stock records accurately reflect all share transactions and the current stock ownership of Ness and the Company, respectively. The corporate minute books and records of each of Ness and the Company contain true and complete copies of all resolutions adopted by the stockholders or the board of directors of the respective entity and any other action formally taken by them respectively as such.

     (b) Seller is a corporation duly organized, existing and in good standing under the laws of its jurisdiction of incorporation. The execution and delivery of this Agreement by it and the performance by it of all of its obligations under this Agreement have been duly approved prior to the date of this Agreement by all requisite action of its board of directors. The approval of its shareholders, for it to execute this Agreement or consummate the transaction contemplated hereby has been duly given. This Agreement has been duly executed and delivered by it.

                                       5
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Neither the execution and delivery of this Agreement by Seller, nor the consummation by it of the transaction contemplated hereby, will conflict with or constitute a breach of any of the terms, conditions or provisions of its Articles of Incorporation, by-laws, or other organizational documents.

     (c) The authorized capital stock of (i) the Company consists of a single class of ordinary shares of common stock, U.S. $1.00 par value, of which 52,557 Shares are issued and outstanding; and (ii) Ness consists of a single class of ordinary shares of common stock, Australian $1.00 par value, of which 1,041,666 Ness Shares are issued and outstanding. There are no shares of capital stock of the Company or Ness of any other class authorized, issued or outstanding. All of the issued and outstanding Shares and Ness Shares have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by Seller or the Company, respectively. Seller has good and valid title to, and ownership of all 52,557 outstanding Shares, and the Company has good and valid title to, and ownership of 781,666 Ness Shares, in each case free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or Ness obligating the Company or Ness to issue any securities of any kind.

     (d) The Company has maintained its books, accounts and records in its usual, regular and ordinary manner, in accordance with GAAP, and all transactions to which the Company is or has been a party are properly reflected therein.

     (e) Purchaser has been previously provided complete and accurate copies of the audited consolidated balance sheets, statements of income, retained earnings and cash flows, notes to financial statements (together with any supplementary information thereto) and any underlying financial statements of the aforementioned, including financial statements for the corresponding periods of Ness, prepared by Deloitte & Touche, of the Company as of and for the years ended June 30, 1996, June 30, 1997 and June 30, 1998. The financial statements described in the preceding sentence are hereinafter referred to as the "Financial Statements". The Financial Statements present accurately and completely the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods covered by said statements, in accordance with GAAP consistently applied.

     (f) Each of Ness and the Company has no obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet (all the foregoing herein collectively being referred to as the "Liabilities") except for: (i) Liabilities provided for or reserved against in the Financial Statements; (ii) Liabilities which have been incurred by the Company or Ness, respectively, subsequent to June 30, 1998, in the ordinary course of each of Ness' and the Company's respective business and consistent with each of their respective past practices; and (iii) Liabilities under the executory portion of any written

                                       6
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purchase order, sales order, lease, agreement or commitment of any kind by which
Ness or the Company is bound and which was entered into in the ordinary course of Ness' or the Company's respective business and consistent with each of their respective past practices; (iv) Liabilities under any material contract, lease, or agreement, oral or written, which if written was previously provided to Purchaser, and if oral a written description was previously provided to Purchaser; and (v) Liabilities due to environmental issues affecting any property or other asset of the Company or Ness, or use of the property or any other asset of the Company or Ness previously disclosed to Purchaser. None of the Liabilities described in subparagraphs (i) through (v) of this paragraph (e) relates to or has arisen out of a breach of contract, breach of warranty, tort or infringement by or against Ness or the Company, as the case may be, or any claim or lawsuit involving Ness or the Company, as the case may be.

     (g) (i) All contracts, leases and other instruments previously provided to Purchaser, and all other contracts or instruments to which Ness or the Company is a party, are in full force and binding upon the parties thereto. No default by Ness or the Company has occurred thereunder and, to the best of Seller's knowledge, no default by the other contracting parties has occurred thereunder. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Ness or the Company thereunder. (ii) Neither the Company nor Seller is a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller according to the terms or conditions of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Seller of this Agreement may be prohibited, prevented or delayed.

     (h) Each of Ness and the Company has good and marketable title to its assets, free and clear of any liens, claims, encumbrances and security interests, except for liens for non-delinquent taxes. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of Ness' or the Company's assets has been recorded, filed, executed or delivered. All of the Company's assets are listed on Exhibit E, attached hereto.

     (i) Since June 30, 1998, the information included in the Financial Statements has not been altered by: (i) the performance of any of the enumerated actions in Section 3.1(d) of this Agreement; (ii) any casualty, damage, destruction or loss, or interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God; and (iii) without limitation by the enumeration of any of the foregoing, the entrance into any transaction other than in the usual and ordinary course of business in accordance with past practices (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by Seller into this Agreement or its consummation of the transactions contemplated hereby).

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     (j) Neither the Company, nor to the best of Seller's knowledge, Ness, has suffered or been threatened with any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of Ness, including, without limiting the generality of the foregoing, the existence or threat of a labor dispute, or any material adverse change in, or loss of, any relationship between Ness and any of its customers, suppliers or key employees.

     (k) (i) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or to the best of Seller's knowledge threatened against the Company, and (ii) to the best of Seller's knowledge, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or threatened against Ness or any of Ness' or the Company's officers, directors or Affiliates, with respect to or affecting Ness' or the Company's operations, business, products, sales practices or financial condition, or related to the consummation of the transaction contemplated hereby.

     (l) Neither the Company, nor to the best of Seller's knowledge Ness, is in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or permit from, any governmental authority (or to which the property, assets, personnel or business activities of the Company or Ness is subject or to which it, itself, is subject), including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours, discrimination, and zoning ordinances and building codes.

     (m) All statutory and other licenses, leases, permissions and authorities required for the proper and lawful carrying on of the business of the Company and to the best of Seller's knowledge, Ness, have been duly obtained and are valid and subsisting and have not been breached;

     (n) (i) As used in this Agreement, the following terms shall have the following meanings: (A) the term "Taxes" means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; and (B) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.
(ii) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Company. The Company has timely paid all Taxes and filed all Returns and correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company, or any other information required to be shown thereon. All tax deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the Financial Statements.

     (o) Seller has disclosed to Purchaser a true and correct list showing: (i) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box; (ii) the names of all persons authorized to draw thereon or to have access thereto and the names of all persons and entities, if any, holding powers of attorney from the Company; and (iii) all instruments or agreements to which the Company is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

     (p) Purchaser has been previously provided with a list and description of all benefits pursuant to any employment agreement, employee pension benefit plan, including, without limitation, employee welfare benefit plans, bonus, deferred compensation, stock purchase, stock option, superannuation funds, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plans or arrangements which the Company maintains, administers or contributes to.

     (q) Seller certifies that neither it, nor any of its directors, officers, employees, or agents is an official, agent, or employee of any government or governmental agency or political party or a candidate for any political office on the date hereof. Seller has not, directly or indirectly, in the name of, on behalf of, or for the benefit of Purchaser offered, promised or authorized to pay, or paid any compensation, or gave anything of value to, any official, agent, or employee of any government or governmental agency, or to any political party or officer, employee, or agent thereof.

     (r) The representations and warranties of Seller in this Agreement and any schedule or exhibit attached hereto do not, and the representations and warranties to be made in the Disclosure Schedule will not, omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading.

     (s) The copies of all documents furnished by Seller, any designee of Seller or the Company to Purchaser pursuant to or in connection with this Agreement are true, correct, complete and accurate.

     (t) As used in this Agreement, "Seller's knowledge" and words of similar import shall mean the actual knowledge of Paul Brown, the sole director of Seller after due inquiry, which for purposes of this Agreement, shall mean the same inquiry that a reasonable person who is a beneficial owner of the entire equity interest in the Company and the beneficial owner of 75.04 % of the outstanding capital stock of Ness would make under these circumstances.

                                  ARTICLE III

                         Conduct Prior to the Closing
                         ----------------------------

     3.1 General. Between the date hereof and the Closing Date:
         -------

     (a) Seller shall and shall cause the Company and Ness to give to Purchaser's officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of the Company and shall furnish to Purchaser and such persons as Purchaser shall designate to Seller such information as Purchaser or such persons may at any time and from time to time reasonably request. Purchaser agrees not to disclose any such information to any third party other than as set forth below; and to take all reasonable steps as may be necessary to protect as confidential any such information. The obligations imposed upon Purchaser shall not apply to information: (i) which at the time of disclosure is in the public domain or to which Purchaser has prior knowledge (which was not improperly disclosed to Purchaser); (ii) which is made available to the general public other than as a result of a disclosure by Purchaser; (iii) which is disclosed pursuant to a valid order of a court or regulatory agency or other governmental body or any political subdivision thereof; or (iv) which the Seller gives prior written consent for disclosure by Purchaser.

     (b) Seller shall use commercially reasonable efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to cause the Company and Ness to (i) obtain all consents specified by Purchaser to the consummation of the transaction contemplated hereby under or with respect to, any contract, lease, agreement, purchase order, sales order or other instrument, permit or environmental permit, where the consummation of the transaction contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent; and (ii) appoint a designee of Purchaser, on the date hereof or as soon as practicable thereafter, as an observer to the Board of Directors of Ness, to be given at least two days prior written notice of every Ness Board of Director meeting, and be allowed to be present at all portions of all Ness Board of Director meetings.

     (c) Seller shall cause the Company and Ness to carry on its business in the usual and ordinary course, consistent with past practices and shall use its commercially reasonable efforts to preserve the each of Ness' and Company's business and the goodwill of its customers, suppliers and others having business relations with each of the Company and Ness and to retain the business organization of each of the Company and Ness intact, including keeping available the services of its present employees, representatives and agents, and to maintain all of its properties in good operating condition and repair, ordinary wear and tear excepted.

     (d) Without the prior written consent of Purchaser, which shall not be unreasonably withheld or unduly delayed, and without limiting the generality of any other provision of this Agreement, Seller shall cause each of the Company and Ness not to:

            (i) amend the applicable Memorandum and Articles of Association;

            (ii) make any change to the applicable authorized shares of stock, or issue any shares of stock of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of Ness or the Company, or to other equity securities of Ness or the Company, or grant any stock appreciation or similar rights;

            (iii) increase the compensation payable to any employee;

            (iv) hire any new employee who shall have, or terminate, other than for cause, the employment of any employee who has, an annual salary in excess of $U.S. 50,000 (In the event any employee is terminated for cause, Seller agrees to give Purchaser written notice upon the termination);

            (v) adopt or amend any Employee Benefit Plan;

            (vi) sell, transfer or otherwise dispose of any asset or property, except for sales of inventory in the usual and ordinary course of business and except for cash applied in payment of either Ness' or the Company's, as the case may be, liabilities in the usual and ordinary course of business;

            (vii) incur or commit to incur any capital expenditures in excess of U.S. $20,000 in the aggregate;

            (viii) incur, assume or guarantee any long-term or short-term indebtedness, other than short term indebtedness incurred in the ordinary course of business;

            (ix) directly or indirectly, enter into or assume any contract, agreement, obligation, lease, license or commitment other than in the usual and ordinary course of business in accordance with past practices; and

            (x) pay, declare, accrue or set aside any dividends or any other distributions, in cash, property or otherwise, on its securities of any class or purchase, exchange or redeem any of its securities of any class.

     (e) Purchaser shall use commercially reasonable efforts to enter into an underwriting agreement with L.H. Friend, Weinress, Frankson & Presson, Inc. containing customary terms and conditions, have the SEC declare its S-1 Registration Statement for a public offering of its common stock ("Public Offering") effective and close such Public Offering.

     (f) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

                                  ARTICLE IV

                             Conditions to Closing
                             ---------------------

      4.1 Conditions to Seller's Obligations. The obligation of Seller to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which, this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article VII:

     (a) Each and every representation and warranty made by Purchaser shall have been true and correct when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed.

     (c) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby.

     (d) The Foreign Investment Review Board shall have approved the transactions contemplated by this Agreement in accordance with Exhibit F attached hereto.

      4.2 Conditions to Purchaser's Obligations. The obligation of Purchaser to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which, this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article VII:

     (a) Purchaser shall have thirty days from the date hereof to complete its due diligence review of the Company and Ness to its sole satisfaction (the "Review Period"), which review shall be conducted by officers and other employees of Purchaser and Purchaser's attorneys, accountants and other advisors. Seller shall deliver to Purchaser a final Disclosure Schedule not later than five days prior to the end of the Review Period (the "Delivery Date"). If the Disclosure Schedule is not delivered by the Delivery Date, the Review Period shall be extended by a number of days equal to the actual number of days after the Delivery Date that the Disclosure Schedule is delivered.

     (b) Each and every representation and warranty made by Seller shall have been true and correct when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     (c) All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed.

     (d) All of the consents referred to in Section 3.1(b) shall have been obtained (without cost to Purchaser or the Company in excess of the normal and customary cost associated therewith) or, to the extent the permits and environmental permits held by either the Company or Ness would terminate upon a change of control of the Company or Ness, as the case may be, Purchaser shall have either obtained licenses and permits on substantially the same terms as such permits and environmental permits, or shall have obtained binding commitments from the applicable governmental authorities to issue such licenses and permits to the Company or Ness, as the case may be, following the Closing.

     (e) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby.

     (f) Seller shall have delivered to Purchaser the written opinion of counsel to Seller, dated as of the Closing Date, in a form reasonably satisfactory to Purchaser and Purchaser's counsel.

     (g) The SEC shall have declared an S-1 Registration Statement for a Public Offering effective, and the closing of such Public Offering shall have occurred, resulting in net proceeds to the Company in an amount not less than the sum of the Cash Portion plus U.S. $6,000,000.

     (h) The Foreign Investment Review Board shall have approved the transactions contemplated by this Agreement in accordance with Exhibit F attached hereto.

      4.3 Casualty. If, prior to the Closing, any material damage to or loss of any of the assets of or premises occupied by the Company or Ness occurs due to fire, flood, riot, theft, Act of God or other casualty, which damage or loss constitutes a material adverse change in the business, operations, assets, liabilities, financial condition or prospects of the Company or Ness, and if the parties can not agree on an amount by which to reduce the Purchase Price within twenty business days from the date of such damage or loss, Purchaser shall, in its sole discretion, have the right to terminate this Agreement. The adjustments in accordance with this Section 4.3 are the exclusive adjustments to be made by reason of such occurrence for the purposes of this Agreement.

                                   ARTICLE V

                            Post-Closing Agreements
                            -----------------------

      5.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article V.

      5.2 Disclosure of Confidential Information. As a further inducement for Purchaser to enter into this Agreement, Seller agrees that for the longest period permitted by law after the Closing Date, Seller shall, and shall cause its Affiliates to, hold in strictest confidence, and not, without the prior written approval of Purchaser, use for its own benefit or the benefit of any party other than Purchaser or disclose to any person, firm or corporation other than Purchaser (other than as required by law) any information of any kind relating to the Company's or Ness' business, except such information as was publicly available prior to the Closing Date.

      5.3 Use of Trademarks. Seller shall not use and shall not license or permit any third party to use, any name, slogan, logo or trademark which is similar or deceptively similar to any of the names or trademarks used in connection with the business of the Company or Ness.

      5.4 Hiring Away Employees. For a period of two (2) years from the Closing Date, Seller shall not take any actions which are calculated to persuade any salaried, technical or professional employees, representatives or agents of the Company or Ness to terminate their association with the Company or Ness, as the case may be.

      5.5 Covenant Not to Compete. As an inducement for Purchaser to enter into this Agreement, Seller agrees that:

     (a) from and after the Closing and continuing for the lesser of five (5) years from the Closing Date or the longest time permitted by applicable law, neither Seller nor any of its Affiliates shall do any one or more of the following, directly or indirectly:

            (i) engage or participate, anywhere in the continental United States, New Zealand or Australia, as an owner, partner, shareholder, consultant or (without limitation by the specific enumeration of the foregoing) otherwise in any business which is competitive with Ness' business, as conducted on the Closing Date or as about to be conducted on the Closing Date; or

            (ii) solicit any customer of Ness which has been a customer of Ness or its Affiliates within the past two (2) years, to purchase from any source other than Ness any product or service which could be supplied by Ness;

            (iii) disclosing or using to its advantage the name of any customer of Ness or of Seller in relation to the business of the Company or Ness; or

            (iv) disclosing or using to its advantage any Confidential Information as defined herein about Ness and its businesses, for the restraint period;

For purposes of this Agreement, "Confidential Information" means all information in any form (written, oral, photographic, electronic, magnetic, or otherwise), including, without limitation: technical data; sales, marketing, business and financial information and plans, pro forma financial statements and projections; customer lists; internal memoranda; and correspondence.

     (b) in the event of any breach of paragraph (a) the time period of the breached covenant shall be extended for the period of such breach. Seller and its Affiliates recognize that the territorial, time and scope limitations set forth in this Section 5.5 are reasonable and are required for the protection of Purchaser and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Purchaser and Seller agree to the reduction of either or any of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

     5.6 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Shares to Purchaser on the terms and subject to the conditions herein contained and to otherwise comply with the terms and conditions of this Agreement.

     5.7 Injunctive Relief. Seller specifically recognizes that any breach of Sections 5.2, 5.3, 5.4 or 5.5 will cause irreparable injury to Purchaser and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Seller agrees that in the event of any such breach, Purchaser shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. Seller and Purchaser recognize that the absence of a time limitation in Section 5.2 is reasonable and properly required for the protection of Purchaser and in the event that the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, Seller agrees and submits to the imposition of such a limitation as said court shall deem reasonable.

                                  ARTICLE VI

                                Indemnification
                                ---------------

     6.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VI. No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth below shall limit or affect the applicability of a more general indemnification obligation as set forth below with respect to the same subject matter.

     6.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

     (a) "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, net of any insurance proceeds, damage recovery or tax benefits, including, without limitation, any increased premiums, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any such claim;

     (b) "Indemnified Party" shall mean a party hereto who is entitled to indemnification from another party hereto pursuant to this Article VI;

     (c) "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this Article VI to another party hereto; and

     (d) "Third Party Claims" shall mean any claims for Damages which are asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

     6.3 Indemnification Obligations of Seller. Seller shall indemnify, save and keep harmless Purchaser and its successors and permitted assigns against and from all Damages sustained or incurred by Purchaser resulting from or arising out of or by virtue of:

     (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement; and

     (b) any breach by Seller of, or failure by Seller to comply with, any of its respective covenants or obligations under this Agreement (including, without limitation, its respective obligations under this Article VI).

     6.4 Purchaser's Indemnification Covenants. Purchaser shall indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or incurred by Seller resulting from or arising out of or by virtue of:

     (a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in related document;

     (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its respective covenants or obligations under this Agreement (including, without limitation, its obligations under this Article VI); and

     (c) any Third Party Claims or Damages that arise out of the Registration Statement declared effective by the SEC or the Public Offering, other than Third Party Claims or Damages that arise out of information provided by Seller or Paul Brown, which Seller or Paul Brown have been advised by Purchaser or otherwise reasonably believe based on the specific nature of such information will be relied upon by Purchaser for inclusion in the Registration Statement.

     6.5 Limitation on Indemnification Obligations. (a) All representations and warranties made by any party to this Agreement shall survive the Closing for a period of twelve (12) months (the "Survival Period"). (b) (i) The Indemnified Party shall only be entitled to indemnification pursuant to Article VI hereof once such Indemnified Party's aggregate claims for indemnification exceed seventy five thousand U.S. dollars (U.S. $75,000), but after such claims exceed such amount, the Indemnified Party shall be entitled to seek indemnification for all indemnification claims in excess of fifty thousand U.S. dollars (U.S. $50,000) of Damages; and (ii) the indemnification obligations of each party shall be limited to an amount equal to sixty-five percent (65%) of the Purchase Price in the aggregate. No party shall be entitled to indemnification for Damages arising from the breach of any representation or warranty if such party had actual knowledge of such breach or inaccuracy prior to the Closing.

      6.6 Cooperation. Subject to the provisions of Section 6.9, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party claim.

      6.7 Subrogation. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party but shall be subrogated to any right of action to the extent that it has paid or successfully defended against any Third Party Claim.

      6.8   Third Party Claims Subject to Indemnification.
            ----------------------------------------------

     (a) Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party hereto of such Third Party Claim. The failure to give such notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the Indemnifying Party is prejudiced as a result of the failure to give such notice. Within fifteen business days after receipt of the notice by the Indemnifying Party pursuant to the preceding sentence, the Indemnifying Party shall notify the Indemnified Party whether it elects to control the defense of the Third Party Claim. If the Indemnifying Party elects to undertake the defense of such Third Party Claim, it shall do so at its own expense with counsel of its own choosing and it shall acknowledge in writing without qualification its indemnification obligations as provided in this Agreement to the Indemnified Party as to such Third Party Claim. If the Indemnifying Party elects not to defend the Third Party Claim or fails to pursue such Third Party Claim diligently, the Indemnified Party shall have the right to undertake, conduct and control the defense of such Third Party Claim through counsel of its own choosing. The party that litigates or contests the Third Party Claim shall keep the other party fully advised of the progress and disposition of such claim.

     (b) In the event the Indemnifying Party elects not to undertake the defense of the Third Party Claim or fails to pursue diligently the defense of such a claim and the Indemnified Party litigates or otherwise contests or settles the Third Party Claim, then, provided that a final determination has been made that the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall promptly reimburse the Indemnified Party for all amounts paid to settle such claim or all amounts paid in satisfaction of a judgment against the Indemnified Party in contesting such claim and in providing its right to indemnification hereunder, all in accordance with the provisions of this Article VI.

     (c) No Third Party Claim will be settled by the Indemnifying Party without the consent of the Indemnified Party, which consent will not be unreasonably withheld; provided, however, that if such claim asserts that the Indemnifying Party is jointly and severally liable and the Indemnified Party shall be fully released from all liability relating to such Third Party Claim in connection with such settlement, the Indemnifying Party shall not be required to obtain the consent of the Indemnified Party. If, however, the Indemnified Party refuses to consent to a bona fide offered settlement which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such Third Party Claim free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such event, the Indemnifying Party shall pay to the Indemnified Party the amount of the offer of settlement which the Indemnified Party refused to accept, plus the costs and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the offer of settlement, all in accordance with the terms of this Article VI, and, upon the payment or receipt of such amount, as the case may be, the Indemnifying Party shall have no further liability with respect to such Third Party Claim. The Indemnifying Party shall be entitled to recover from the Indemnified Party any additional expenses incurred by such Indemnifying Party as a result of the decision of the Indemnified Party to pursue the matter.

     6.9 Third Party Claims Not Subject to Indemnification. Seller and Purchaser shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date which are not subject to the indemnification provisions contained in this Article VI, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.


                                  ARTICLE VII

                        Effect of Termination/Proceeding
                        --------------------------------

     7.1 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 8.3:

     (a)  by the mutual written consent of Purchaser and Seller; or

     (b) by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on December 31, 1998; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date; or

     (c). by Purchaser in accordance with Section 4.3.

     7.2 Remedies. In the event of a breach of this Agreement, the non-breaching party shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue all available legal and equitable rights and remedies, and shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing them (including, without limitation, reasonable attorneys' fees).

                                 ARTICLE VIII

                                 Miscellaneous
                                 -------------

     8.1 Fees. Seller and Purchaser shall each be solely responsible for any and all of their respective costs, fees and expenses, including, without limitation, expenses of legal counsel, brokers, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the transactions contemplated hereby.

     8.2 Publicity. Press releases concerning this transaction shall be made only with the prior agreement of Seller and Purchaser, provided however that releases otherwise required by law or applicable stock exchange rules, may be issued by Purchaser upon granting Seller a reasonable opportunity to review and comment on such release.

     8.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, or by internationally recognized private courier. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

          If to Seller:

          c/o Paul Brown/International Home Security Investments Limited c/o Alliance Investments S.A.M.
               Le Panorama Bloc AB
               57 Rue Grimaldi
               MC 98000 MONACO
               Fax: 377 93 25 25 83

          With a copy to:

               Neal, Gerber and Eisenberg
               Two North LaSalle
               Suite 2200
               Chicago, Illinois 60602
               Attention: William Holzman, Esq.
               Fax: 312-269-1747

          If to Purchaser:

               Home Security International, Inc.
               Level 7, 77 Pacific Highway
               North Sydney, New South Wales 2060
               Australia
               Attention: Chief Financial Officer
               Fax: 011-612-9936-2355

          With a copy to:

               D'Ancona & Pflaum
               30 North LaSalle, Suite 2900
               Chicago, Illinois  60602
               Attention: Fernando Carranza, Esq.
               Fax:  (312) 580-0923
and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.3.

     8.4 Transfer Taxes. Seller shall pay the cost of all sales, use, excise and transfer taxes, which may be payable in connection with the transaction contemplated hereby.

     8.5 Arbitration. All disputes, differences, or questions arising out of or relating to this Agreement, or the validity, interpretation, breach, or violation or termination thereof, shall be finally and solely determined and settled by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association. Within twenty (20) days of Seller's and Purchaser's failure to resolve a dispute pursuant to this Agreement, each of Purchaser and Seller shall appoint one person to serve as an arbitrator; provided, however, that neither Purchaser nor Seller shall appoint any person that either Purchaser, Seller or their respective affiliates has had any material business dealings with at any time during the previous five (5) year period from the date of appointment. The two arbitrators so appointed shall mutually select the third arbitrator hereunder within ten (10) days of their respective appointment. The three (3) arbitrators shall jointly resolve the dispute within thirty (30) days after the appointment of the third arbitrator. If either Purchaser or Seller has not properly appointed an arbitrator within the time period above who meets the criteria set forth above, the arbitrator properly appointed shall serve as the sole arbitrator to resolve the dispute pursuant to the terms of this Agreement. The Arbitrators' determination as to a dispute shall be final and binding on the parties hereto. The party deemed to be at fault in arbitration shall pay all fees and expenses of the arbitration.

     8.6 Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit and schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

     8.7 Survival; Non-Waiver. All representations and warranties shall survive the Closing regardless of any investigation or lack of investigation by any of the parties hereto. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

      8.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

      8.9 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

      8.10 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

      8.11 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      8.12 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party, except that after the Closing, Purchaser may assign its rights and delegate its duties under this Agreement to any third party. No such assignment shall relieve Purchaser of any of its liabilities under this Agreement.

      8.13 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

      8.14 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

      8.15 Representation. Each of the parties acknowledges that (i) each party has had an opportunity to consult with independent legal counsel concerning the terms of this Agreement before executing it; (ii) it fully understands all of the terms and conditions of this Agreement; and (iii) it is entering into this Agreement knowingly and voluntarily and without coercion, promises or representations not expressly contained herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        INTERNATIONAL HOME SECURITY
                                          INVESTMENTS LIMITED


                                        By:   /s/  Paul Brown
                                            -------------------------------

                                        Its:   Director
                                             ------------------------------




                                        HOME SECURITY INTERNATIONAL, INC.


                                        By:   /s/  Mark Whitaker
                                            -------------------------------

                                        Its:   Chief Financial Officer
                                             ------------------------------

                            AMENDMENT NO. 1 TO THE
                           STOCK PURCHASE AGREEMENT

     This Amendment (the "Amendment") dated as of September 30, 1998 to the Stock Purchase Agreement (the "Purchase Agreement") dated as of July 17, 1998, by and between Integral Investments Limited, a British Virgin Islands corporation ("Seller "), the sole stockholder of Integrated International Home Security Limited, a British Virgin Islands corporation (the "Company"), and Home Security International, Inc., a Delaware corporation ("Purchaser"), is entered into between Seller and Purchaser.

                                   RECITALS
                                   --------

     A. Purchaser and Seller have heretofore entered into the Purchase Agreement, which provides, among other things, for the acquisition by Purchaser of all the outstanding capital stock of the Company. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

     B. Purchaser and Seller wish to enter into this Amendment to amend certain provisions of and exhibits to the Purchase Agreement.

     C. As further inducement for Seller to enter into this Amendment, Purchaser will deliver a non-refundable renegotiation fee of two hundred thousand dollars (U.S. $200,000) to Seller contemporaneous with the signing of this Amendment.

                                  AGREEMENTS
                                  ----------

     NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Status of Purchase Agreement. Except as specifically set forth herein, the Purchase Agreement and each of the Exhibits thereto shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this Amendment. This Amendment is not to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Purchase Agreement, except as specifically set forth herein. The effective date of this Amendment shall be 12:01 A.M., Sydney, Australia time, October 1, 1998.

     2. Amendments to the Purchase Agreement.

     2.1 Section 1.2(i) of the Purchase Agreement. Section 1.2(i) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     " 1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") of the Shares shall be equal to the sum of (i) eleven million three hundred ninety eight thousand dollars (U.S. $11,398,000) (the "Cash Portion");"

     2.2 Section 1.3 of the Purchase Agreement. Section 1.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

      "1.3 Manner of Payment of Purchase Price. The Purchase Price shall be paid or satisfied at the Closing (as herein defined) as follows: (i) the Cash Portion shall be paid by Purchaser's delivery of (A) one hundred twenty six thousand dollars (U.S. $126,000) ("Deposit") which was delivered by Purchaser to Seller contemporaneous with the signing of the Purchase Agreement and shall be credited against the Purchase Price; (B) two million three hundred thousand dollars (U.S. $2,300,000) payable at the Closing, by wire transfer of immediately available funds per the wire transfer instructions attached hereto as Exhibit B; and (C) a secured promissory note in the amount of nine million ninety eight thousand dollars (U.S. $9,098,000) (the "Note") in the form attached hereto as Exhibit C;
(ii) the Share Portion shall be paid by Purchaser's delivery of a certificate representing 400,000 shares of HSI Common Stock; and (iii) Purchaser's delivery of the Warrant. In the event that the transactions contemplated by this Agreement are not consummated and there is no Closing, the Seller shall be entitled to keep the Deposit."

     2.3 Section 1.4 of the Purchase Agreement. Section 1.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "1.4 Appointment to Board of Directors. Purchaser will cause Paul Brown to be elected to the Board of Directors of Purchaser on the Closing Date, or as soon as practicable thereafter. Purchaser agrees to use commercially reasonable efforts to cause Paul Brown or his nominee, subject to the approval of the Board of Directors of Purchaser, which shall not be unreasonably withheld, to be re-elected to the Board of Directors of Purchaser until the earlier to occur of (i) the fifth anniversary of the Closing Date; (ii) the date on which Seller, Paul Brown or another entity controlled directly or indirectly by Paul Brown ceases to beneficially own (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) a number of shares (including shares underlying the Warrant and the Additional Warrants, as defined herein) equal to at least five percent (5.0%) of the outstanding HSI Common Stock; provided however, that if Purchaser would be under no obligation to cause Paul Brown or his nominee to be re-elected to the Board of Directors, and the Note has not been paid in full, Purchaser agrees to use commercially reasonable efforts to cause Paul Brown or his nominee to be re-elected to the Board of Directors of Purchaser until the Note is repaid in full."

     2.4 Section 1.5 of the Purchase Agreement. Section 1.5 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "1.5 Closing Deliveries. At the Closing, Seller shall deliver to Purchaser
(i) certificates evidencing the Shares (together with all rights then or thereafter attaching thereto) duly endorsed in blank, or accompanied by valid stock powers duly executed in blank, in proper form for transfer; and (ii) certificates evidencing the Ness Shares. The parties shall also deliver (i) an executed side letter agreement regarding a three million dollar (U.S. $3,000,000) hold back arrangement (the "Holdback Agreement") in the event the principal amount of the Note is reduced to less than three million dollars (U.S. $3,000,000) prior to the end of the Survival Period (as defined herein), and
(ii) an executed side letter agreement designating a recipient on behalf of Seller of the Share Portion, the Warrant and the warrants, if any, issued pursuant to the Note (the "Additional Warrants"). The parties shall also deliver such other documents (including incumbency certificates, good standing certificates, lien searches, corporate resolutions and resignations) as are reasonably required under Australian, British Virgin Islands, U.S. laws, or the laws of any other relevant jurisdiction, in order to effectuate the consummation of the transaction contemplated hereby. Additionally, each party shall deliver all documents referenced on the closing checklist (the "Closing Checklist"), substantially in the form attached hereto as Exhibit D, with such changes thereto as may be reasonably agreed to by the parties hereto, to the other party; and Purchaser shall deliver to Seller the Purchase Price in the manner described in Section 1.3 above. All documents to be delivered by a party shall be in form and substance reasonably satisfactory to the other party."

     2.5 Section 2.1(b) of the Purchase Agreement. Section 2.1(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "(b) Purchaser has full corporate power and authority to enter into and perform this Agreement and the Note. The execution and delivery by Purchaser of this Agreement and the Note and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized and approved by all requisite corporate action. The approval of its shareholders is not required in order to execute this Agreement, or consummate the transactions contemplated hereby. This Agreement and the Note have been duly executed and delivered by a duly authorized officer of Purchaser."

     2.6 Section 2.1(e) of the Purchase Agreement. Section 2.1(e) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "(e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement, the Note, the Warrant or the Additional Warrants will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Purchaser according to the terms of this Agreement, the Note, the Warrant or the Additional Warrants may be prohibited, prevented or delayed."

     2.7 Section 2.1(g) of the Purchase Agreement. Section 2.1(g) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "(g) The issuance and delivery of the Share Portion, the Warrant and the Additional Warrants have been duly and validly authorized by all necessary corporate action. The Share Portion and the shares to be issued in connection with the exercise of the Warrant and the Additional Warrants, when issued in accordance with the terms of this Agreement, the Warrant, or the Additional Warrants, as the case may be, will be validly issued, fully paid and non-assessable. Purchaser has reserved and will continue to reserve until the Warrant and the Additional Warrants are exercised or expire in accordance with their respective terms, the number of shares of HSI Common Stock issuable upon exercise of the Warrant, or the Additional Warrants, as the case may be."

     2.8 Section 2.1(k) of the Purchase Agreement. Section 2.1(k) of the Purchase Agreement is hereby added to the Purchase Agreement to read as follows:

     "(k) As of the Closing Date, there is no indebtedness which is senior in right of payment to the Note."

     2.9 Section 3.1(e) of the Purchase Agreement. Section 3.1(e) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "(e) Intentionally omitted."

     2.10 Section 4.2(g) of the Purchase Agreement. Section 4.2(g) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "(g) The Board of Directors of Purchaser shall have approved the transactions contemplated by this Amendment."

     2.11 Section 5.8 of the Purchase Agreement. A new Section 5.8 is hereby added to the Purchase Agreement to read as follows:

     "5.8 Purchaser Covenants. Purchaser expressly covenants and agrees that as long as the Note is outstanding, (a) it will operate each of Ness and the Company in a commercially reasonable fashion (which includes the maintenance of adequate insurance, the maintenance of their respective property and the maintenance of books and records), (b) it will provide Seller, or its nominee to the Board of Directors, with copies of all reports filed with the SEC and will provide to such party such other information that it reasonably requests from time to time, (c) it will provide Seller, or its nominee to the Board of Directors, with all information provided to other members of the Board of Directors contemporaneous with providing such information to the other members of the Board of Directors (such monthly information shall include material Ness financial data), (d) it will comply in all material respects with all laws, and
(e) it will not take any of the following actions without the prior written approval of Seller: (i) the sale, lease, disposition of all or substantially all of the assets of Ness or the Company; (ii) the merger or consolidation of Ness or the Company with or into any other corporation, corporations or other entity, including a sale of all or substantially all of the assets of Ness by means of a sale of the Ness Shares or of the Company by means of a sale of the Shares;
(iii) the liquidation or winding up of the business and operations of Ness or the Company; or (iv) the incurrence by Purchaser of any indebtedness senior in right of payment to or pari passu with the Note or the incurrence by Ness or the Company of any indebtedness outside the ordinary course of business, consistent with past practice; provided however, that any transaction involving the acquisition of the capital stock of Ness not currently owned by the Company, including any related financing transaction shall not be a violation of this
Section 5.8."

     2.12 Section 6.4(c) of the Purchase Agreement. Section 6.4(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "(c) Intentionally omitted."

     2.13 Section 6.5(a) of the Purchase Agreement. Section 6.5(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "(a) All representations and warranties made by any party to this Agreement shall survive the signing of the Agreement until July 17, 1999 (the "Survival Period")."

     2.14 Section 6.10 of the Purchase Agreement. A new Section 6.10 is hereby added to the Purchase Agreement to read as follows:

     "6.10 Purchaser's Right of Set-Off. If Purchaser claims that Seller owes Purchaser any amount pursuant to the terms of this Agreement, including any amounts under this Article VI, Purchaser shall deliver to Seller written notice of such claim specifying the amount and nature of such claim (a "Set-Off Notice"). If Seller disputes the proposed claim, Seller shall deliver written notice of such Dispute (a "Set-Off Dispute Notice") to Purchaser within ten (10) days after Seller's receipt of the Set-Off Notice. If Seller fails to deliver the Set-Off Dispute Notice to Purchaser within such ten (10) day period, Seller shall be entitled to set off such claim against any amounts due Seller under the Note or the Holdback Agreement. If Seller delivers a Set-Off Dispute Notice to Purchaser within such ten (10) day period, and the disputed amount to be set-off against the Note or the Holdback Agreement would otherwise be due and payable, the parties shall submit the matter for arbitration pursuant to Section 8.5 of this Agreement. During

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

the period of any such dispute, Purchaser shall not be deemed to be in default under the Note for failure to pay Seller the disputed amount under the Note, the Note shall remain outstanding and Purchaser shall continue to comply with its covenants hereunder and thereunder. Purchaser may not deliver a Set-Off Notice or set off any claim against the Note if an event of default has occurred and is continuing under the Note."

     2.15 Section 8.3 of the Purchase Agreement. Section 8.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "8.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, or by internationally recognized private courier. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

               If to Seller:

               c/o  Paul Brown/Integral Investments Limited
                    c/o Alliance Investments S.A.M.
                    Le Panorama Bloc AB
                    57 Rue Grimaldi
                    MC 98000 MONACO
                    Fax: 377 93 25 25 83

               With a copy to:

                    Neal, Gerber and Eisenberg
                    Two North LaSalle, Suite 2200
                    Chicago, Illinois 60602
                    Attention: William Holzman, Esq.
                    Fax: 312-269-1747

               If to Purchaser:

                    Home Security International, Inc.
                    c/o Arthur Don, Secretary
                    D'Ancona & Pflaum
                    30 North LaSalle, Suite 2900
                    Chicago, Illinois  60602
                    Fax:  (312) 580-0923

               With a copy to:

                    D'Ancona & Pflaum
                    30 North LaSalle, Suite 2900
                    Chicago, Illinois  60602
                    Attention: Fernando Carranza, Esq.
                    Fax:  (312) 580-0923

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.3."

     3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.



        [The remainder of this page has been left intentionally blank.]

     IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.


                                        INTEGRAL INVESTMENTS LIMITED


                                        By:   /s/  Paul Brown
                                            -------------------------------

                                        Its:   Director
                                             ------------------------------




                                        HOME SECURITY INTERNATIONAL, INC.


                                        By:   /s/  Mark Whitaker
                                            -------------------------------

                                        Its:   Chief Financial Officer
                                             ------------------------------




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